Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Nine Months

Ended September 30, 2015 and Reaffirms Full Year 2015 Guidance

CONCORD, NC (October 28, 2015) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported third quarter 2015 total revenues of $144.1 million, adjusted non-GAAP net income of $12.6 million or $0.31 per diluted share, and GAAP net income of $8.6 million or $0.21 per diluted share. Nine month 2015 total revenues were $408.7 million, adjusted non-GAAP net income was $42.8 million or $1.04 per diluted share, and GAAP net loss was $28.1 million or $0.68 per diluted share. The non-GAAP items are further discussed, and reconciled with comparable GAAP amounts, below. The non-GAAP results were within management’s expectations, and SMI reaffirmed its full year 2015 earnings guidance of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and high food and health-care costs. Also, many parts of the East Coast of the United States experienced a particularly harsh or longer-lasting winter in 2015. Management believes admissions and certain event related revenues and expenses were negatively impacted by poor weather surrounding certain NASCAR racing events held at Atlanta Motor Speedway in the first quarter 2015 and at Bristol Motor Speedway in the second quarter 2015, including its rain delayed Sprint Cup race.

Race schedule changes in 2015 as compared to 2014 are presented below in the Selected Financial Data. Although the same number of major racing events were held in each quarter, the profitability of similar series events, particularly NASCAR Sprint Cup events, can vary substantially because of differences in broadcasting revenues, seating capacity and demand, media markets, weather conditions surrounding our events and other factors.

Third Quarter Comparison

●	Total revenues were $144.1 million in 2015 compared to $139.8 million in 2014
●	Interest expense was $3.5 million in 2015 compared to $5.4 million in 2014 due to debt refinancing transactions
●	After tax accelerated depreciation and removal costs on retired assets aggregating $4.7 million or $0.11 per diluted share in 2015
●	Non-recurring benefit from state tax law changes was $610,000 or $0.01 per diluted share in 2015
●	Income from continuing operations was $8.6 million or $0.21 per diluted share in 2015 compared to $9.0 million or $0.22 per diluted share in 2014
●	Income from discontinued operation was $0 in 2015 compared to $6.0 million or $0.14 per diluted share (before associated income taxes on recovery settlement of $2.5 million) in 2014
●	Net income was $8.6 million or $0.21 per diluted share in 2015 compared to $15.0 million or $0.36 per diluted share in 2014
●	Non-GAAP net income was $12.6 million or $0.31 per diluted share in 2015 compared to $11.5 million or $0.28 per diluted share in 2014

Year-to-Date Comparison

●	Total revenues were $408.7 million in 2015 compared to $400.3 million in 2014
●	In 2015 (after tax items):
o	Items and amounts as described in the Third Quarter Comparison above
o	Impairment charge for other intangible assets and goodwill of $60.5 million or $1.46 per diluted share
o	Loss on early debt redemption and refinancing of $5.3 million or $0.13 per diluted share
o	Interim interest expense associated with early debt redemption of $1.1 million or $0.03 per diluted share

●

After tax involuntary property conversion and insurance recovery gains and decrease in accrued interest and penalties on estimated income taxes, net of accelerated depreciation on damaged and retired assets, aggregating $685,000 or $0.02 per diluted share in 2014 on a combined basis

●	Loss from continuing operations was $28.1 million or $0.68 per diluted share in 2015 compared to income of $38.2 million or $0.92 per diluted share in 2014
●	Loss from discontinued operation was $8,000 in 2015 compared to income of $5.9 million or $0.14 per diluted share (before associated income taxes on recovery settlement of $2.5 million) in 2014
●	Net loss was $28.1 million or $0.68 per diluted share in 2015 compared to net income of $44.1 million or $1.06 per diluted share in 2014
●	Non-GAAP net income was $42.8 million or $1.04 per diluted share in 2015 compared to $39.9 million or $0.96 per diluted share in 2014

Non-GAAP Financial Information and Reconciliation

Income or loss from continuing operations, and diluted earnings or loss per share from continuing operations, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, or income or loss or diluted earnings or loss per share from continuing operations, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$8,553	$14,995	$(28,070)	$44,061
Impairment of other intangible assets and goodwill	--	--	60,458	--
Loss on early debt redemption and refinancing	--	--	5,266	--
Interim interest expense	--	--	1,062	--
Accelerated depreciation on retired assets and costs of removal	4,690	--	4,690	712
Non-recurring benefit of state income tax law changes (2015), and decrease in accrued interest and penalties on estimated income tax liabilities (2014)	(610)	--	(610)	(397)
(Income) loss from discontinued operations and associated income taxes on recovery settlement	--	(3,509)	8	(3,441)
Non-recurring insurance recovery gain, net of accelerated depreciation on damaged assets	--	--	--	(380)
Gain from involuntary property conversion	--	--	--	(620)
Non-GAAP consolidated net income	$12,633	$11,486	$42,804	$39,935

Consolidated diluted earnings (loss) per share using GAAP	$0.21	$0.36	$(0.68)	$1.06
Impairment of other intangible assets and goodwill	--	--	1.46	--
Loss on early debt redemption and refinancing	--	--	0.13	--
Interim interest expense	--	--	0.03	--
Accelerated depreciation on retired assets and costs of removal	0.11	--	0.11	0.02
Non-recurring benefit of state income tax law changes (2015), and decrease in accrued interest and penalties on estimated income tax liabilities (2014)	(0.01)	--	(0.01)	(0.01)
(Income) loss from discontinued operations and associated income taxes on recovery settlement	--	(0.08)	0.00	(0.08)
Non-recurring insurance recovery gain, net of accelerated depreciation on damaged assets	--	--	--	(0.01)
Gain from involuntary property conversion	--	--	--	(0.02)
Non-GAAP consolidated diluted earnings per share	$0.31	$0.28	$1.04	$0.96

As previously reported in the second quarter 2015, the Company reflected non-cash charges aggregating $98.9 million, before income tax benefits of $38.4 million, for impairment of intangible assets related to New Hampshire Motor Speedway (NHMS) and goodwill associated with certain event souvenir merchandising activities.

In the first quarter 2015, the Company issued new Senior Notes due 2023, redeemed all outstanding Senior Notes due 2019, and reflected a non-recurring charge for early redemption premium, unamortized net deferred loan costs and transaction costs, net of issuance premium associated with the former debt arrangement. The new notes were issued before redemption of the former notes because of a favorable interest rate environment and required Company notice of redemption to note holders. Interim interest expense was incurred between respective issuance and redemption of those notes.

The Company’s 2015 results reflect after tax accelerated depreciation and costs of removal for certain low demand seating at Las Vegas Motor Speedway related to managing facility capacity. The Company plans to use the areas for premium hospitality, advertising and other facility revenue generating uses.

Significant 2015 Third Quarter Racing Events

●	Bristol Motor Speedway – NASCAR IRWIN Tools Night Race Sprint Cup, Food City 300 Xfinity and UNOH 200 presented by ZLOOP Camping World Truck Series racing events
●	zMAX Dragway at Charlotte Motor Speedway – NHRA Carolina Nationals racing event
●

Kentucky Speedway – NASCAR Quaker State 400 Presented by Advance Auto Parts Sprint Cup, Kentucky 300 Xfinity, VisitMyrtleBeach.com 300 Xfinity and UNOH 225 Camping World Truck, and Crosley Brands 150 Automobile Racing Club of America Series racing events

●	New Hampshire Motor Speedway – NASCAR 5-hour ENERGY 301 Sprint Cup, SYLVANIA 300 Sprint Cup, Lakes Region 200 Xfinity and UNOH 175 Camping World Truck Series racing events
●	Sonoma Raceway – NHRA Sonoma Nationals and GoPro Grand Prix of Sonoma IndyCar Series racing events
●	Texas Motor Speedway – Red Bull Air Race World Championship event

2015 Earnings Guidance

The Company reaffirmed that third quarter 2015 results are consistent with its previous full year 2015 earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results. The foregoing guidance excludes the non-GAAP adjustments discussed above.

Dividends and Stock Repurchase Program

During the nine months ended September 30, 2015, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $18.6 million. On October 14, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.2 million, payable on December 4, 2015 to shareholders of record as of November 13, 2015. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the nine months ended September 30, 2015, the Company repurchased 188,000 shares of common stock for approximately $4.2 million under this program. As of September 30, 2015, the Company has repurchased 4,242,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 758,000.

Comments

“SMI’s third quarter and year-to-date non-GAAP results reflect increases in revenues and earnings, and importantly, stabilizing or improving trends in admissions and many event related revenue categories,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Our results were within our expectations, with year-over-year increases in admissions and several event related revenue categories such as radio broadcasting and luxury suite rentals at many of our major racing events. The economy appears to be improving, but underemployment and the lingering effects of tough times remain a substantial struggle for many of our core and targeted fans. SMI’s business model is more focused than ever on providing our fans entertainment experiences and enjoyment value for their hard earned money - second to none in motorsports. We continue to offer many reduced prices, expanded before and after race entertainment and contemporary interactive digital technology, particularly targeted to families, the younger generation and first-time fans, as well broader premium menu and hospitality offerings.”

Marcus G. Smith continued, “SMI is heading into a bright 2016 with most of our NASCAR event sponsorships for next year, and many for 2017 and beyond, already sold. We have many other long-term revenue streams already contracted, notwithstanding the ten-year NASCAR broadcasting agreements through 2024, as corporate interest and spending trends continue to improve for our first-class venues. Similar to many major sports and entertainment venues, we continue to manage facility capacity to help improve demand and pricing power. SMI believes this provides increased marketing appeal from fuller grandstands frequently displayed during television broadcasts and viewable by large numbers of attending fans, with many opportunities for alternative revenue streams and operating cost reduction. The NBC Sports Group and FOX Sports Media Group powerhouses are intensifying their media coverage and entertainment within our sport. SMI, NASCAR and the media powerhouses are all working hard to capture the next generation of race fans, including our sport’s largely untapped demographic markets. These combined factors provide SMI and our sport with tremendous long-term marketing opportunities. We believe that SMI’s prospects for renewed growth and profitability are better than they have been in years.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “I am pleased to again report that SMI continues to strengthen its long-term financial position through ongoing debt and interest cost reduction, constrained capital spending and other strategic initiatives, well positioning SMI for long-term growth and profitability. SMI’s substantial past investment in modern facilities, arguably the finest racing facilities collectively in motorsports, continues to allow us to focus capital spending on fan generating and customer service initiatives without straining our financial resources. Our steadfast commitment to providing our unrivaled, loyal fans with high-end entertainment, customer service choices and value, is stronger than ever. NASCAR continues to focus on improving our sport’s premier racing product with increased on-track racing excitement and competition.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-369-6589 (US / Canada / toll-free) or 408-337-0122 (international). The reference number is 66480669. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) October 28th through 11:59 PM (ET) November 11th. The reference number is 66480669. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Nine Months Ended September 30, 2015 and 2014

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
STATEMENT OF OPERATIONS DATA	9/30/2015	9/30/2014	9/30/2015	9/30/2014

Revenues:
Admissions	$31,607	$30,911	$82,263	$83,246
Event related revenue	40,717	39,186	115,966	116,158
NASCAR broadcasting revenue	63,855	63,068	186,653	178,814
Other operating revenue	7,944	6,672	23,836	22,038
Total Revenues	144,123	139,837	408,718	400,256
Expenses and Other:
Direct expense of events	35,251	33,706	84,719	83,398
NASCAR event management fees	39,758	39,400	112,381	108,576
Other direct operating expense	4,796	4,127	14,888	14,006
General and administrative	26,712	25,414	75,256	74,065
Depreciation and amortization	20,304	13,540	47,014	42,451
Interest expense, net	3,511	5,358	13,361	16,285
Impairment of other intangible assets and goodwill	-	-	98,868	-
Loss on early debt redemption and refinancing	-	-	8,372	-
Other expense (income), net	749	(61)	408	(2,487)
Total Expenses and Other	131,081	121,484	455,267	336,294
Income (Loss) from Continuing Operations Before Income Taxes	13,042	18,353	(46,549)	63,962
Income Tax Provision	(4,489)	(9,336)	18,487	(25,811)
Income (Loss) from Continuing Operations	8,553	9,017	(28,062)	38,151
Income (Loss) from Discontinued Operation	-	5,978	(8)	5,910
Net Income (Loss)	$8,553	$14,995	$(28,070)	$44,061

Basic Earnings (Loss) Per Share:
Continuing Operations	$0.21	$0.22	$(0.68)	$0.92
Discontinued Operation	-	0.14	(0.00)	0.14
Net Income (Loss)	$0.21	$0.36	$(0.68)	$1.06
Weighted average shares outstanding	41,267	41,372	41,306	41,396

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.21	$0.22	$(0.68)	$0.92
Discontinued Operation	-	0.14	(0.00)	0.14
Net Income (Loss)	$0.21	$0.36	$(0.68)	$1.06
Weighted average shares outstanding	41,288	41,388	41,336	41,416

Major NASCAR-sanctioned Events Held During Period	8	8	20	20

Certain Race Schedule Changes:

• AMS held one NASCAR Sprint Cup and one Xfinity Series racing event in the first quarter 2015 that were held in the third quarter 2014, and one NASCAR Camping World Truck Series racing event (same day as the Xfinity event) in the first quarter 2015 that was not held in 2014

• KyS held one NASCAR Sprint Cup, one Xfinity and one Camping World Truck Series racing event in the third quarter 2015 that were held in the second quarter 2014

• LVMS held one NASCAR Camping World Truck Series racing event in the third quarter 2014 that is being held in the fourth quarter 2015

BALANCE SHEET DATA	9/30/2015	12/31/2014

Cash and cash equivalents	$87,344	$110,046
Total current assets	147,685	189,224
Property and equipment, net	1,025,671	1,052,153
Goodwill and other intangible assets, net	345,736	444,621
Total assets	1,550,434	1,718,267

Deferred race event and other income, net	43,255	55,209
Total current liabilities	101,936	105,631
Credit facility borrowings (all term loan)	130,000	150,000
Total long-term debt	331,754	404,817
Total liabilities	769,062	887,122
Total stockholders' equity	781,372	831,145

CONTACT: Speedway Motorsports, Inc.

      Janet Kirkley, 704-532-3318